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                               BOYDS WHEELS, INC.

                                   EXHIBIT 99


                  TEXT OF PRESS RELEASE DATED JANUARY 30, 1998


                     BOYDS WHEELS, INC. FILES FOR CHAPTER 11

Stanton, California - January 30, 1998 - Boyds Wheels, Inc. (Boyds) (NASDAQ:BYDS) announced today that it has filed for Chapter 11 under the Federal Bankruptcy laws.

               After an intensive review of the environment and the company's operations, the Board of Directors determined that a major reorganization of the business, a Chapter 11 filing, was necessary to ensure the company's long-term survival.

               "Until a reorganization plan becomes effective, the law precludes Boyds from paying its vendors for goods and services received prior to the filing," according to Jeffrey I. Golden, of Albert, Weiland & Golden, LLP, counsel to Boyds. "However, invoices for goods and services received after the filing will be afforded administrative priority status."

               According to Gardiner Dutton, Chief Executive Officer of Boyds, "Boyds' management team is well aware of what has to be done not only to survive, but to grow and thrive. The company is optimistic that the steps taken at this time are in the long-term best interest of all of the company's constituents including its vendors, shareholders and employees. Boyds employees are dedicated to putting forth their best efforts to strengthening the company from within."

               Founded in 1988, Boyds Wheels, Inc. designs, manufactures and markets high-quality aluminum wheels and related products for the specialty automotive and motorcycle aftermarkets. The company's wholly owned subsidiary, Hot Rods by Boyds, is a global leader in the design and manufacture of custom cars and hot rods for individual clientele. Boyds Wheels is headquartered in Stanton, California.